UNITED STATES
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Aetna Inc.

(Name of Registrant as Specified In Its Charter)
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Aetna proxy statement available; executive compensation explained

Aetna’s 2017 proxy statement is now available. The proxy statement is a required notice distributed to all Aetna shareholders in advance of the annual meeting of shareholders. It is also available to the general public. The proxy statement provides information on matters subject to a vote of the shareholders and includes certain disclosures mandated by the Securities and Exchange Commission (SEC). Among those disclosures is a detailed presentation of the compensation of Aetna’s most highly compensated executives. The SEC calls this group the “Named Executive Officers.” Given the public’s interest in executive pay and administrative costs of health insurers, we anticipate the proxy statement may receive media attention. You may also have questions of your own. The following explains some key aspects of our executive compensation philosophy.

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Executive compensation is tied to performance and varies from year-to-year. Executive pay varies significantly each year, increasing or decreasing in value according to how well the company and individual business units perform. Aetna’s overall financial performance in 2016 was strong and successful based on a number of internal and external metrics, including strong shareholder returns, solid earnings, strong revenue, meeting medical membership projections, a pre-tax operating margin in high single digits, consistent total Company expense ratio, improvement of our adjusted operating expense ratio, and progress on strategic initiatives. As a result, the annual bonus plan was funded at approximately 114.7 percent of target, and executive compensation for 2016 reflected our strong performance last year. Bonus amounts for individual executives varied according to the performance of their own organizations; and Aetna’s overall bonus payout to all employees for 2016 exceeded $346 million.

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Aetna’s executive compensation philosophy reinforces the importance of delivering value to our shareholders. The largest component of our top executives’ pay is multi-year equity-based compensation, which aligns the interests of our executives with those of our shareholders. The value of Aetna’s equity-based compensation depends on Aetna’s stock price and whether Aetna achieves defined financial goals set at the time of the grant. The value of this compensation is “at risk” because it is directly subject to changes in the price of Aetna stock, and a portion of it will be paid only if performance goals are achieved or exceeded. In other words, executive compensation has some elements of certainty (base salary) and other elements that represent potential, but not guaranteed value.

Aetna’s performance goals, along with the salaries and variable pay for Aetna’s most senior leaders, are reviewed and approved each year by the Aetna Board of Directors’ Committee on Compensation and Talent Management. Our executives’ compensation is designed to be competitive with that of other large health insurers as well as other companies we compete against for talent and capital. Ultimately, pay decisions for senior leadership are based on the competitive environment and each executive’s contributions toward achieving financial and other goals that are linked to the Company’s business strategy.